As filed with the Securities and Exchange Commission on November 5, 2010.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE HOWARD HUGHES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	36-4673192
(State of incorporation)	(I.R.S. Employer Identification Number)

110 N. Wacker Drive

Chicago, IL 60606

(Address, including zip code,

of registrant’s principal executive offices)

THE HOWARD HUGHES CORPORATION
2010 EQUITY INCENTIVE PLAN

(Full title of the plan)

Thomas Nolan, Jr.
President and Chief Operating Officer
The Howard Hughes Corporation
110 N. Wacker Drive
Chicago, Il 60606
(312) 960-5000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-Accelerated Filer ☒	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	180,057 shares	$47.62	$8,574,315	$612

(1)        Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of common stock as may become issuable pursuant to the anti-dilution provisions of The Howard Hughes Corporation 2010 Equity Incentive Plan.

(2)        Estimated solely for the purpose of calculating the amount of the registration fee pursuant to paragraph (h) of Rule 457 of the Securities Act.  The proposed maximum aggregate offering price is based upon $47.62 per share (the price at which (a) REP Investments LLC, an affiliate of Brookfield Asset Management Inc., (b) The Fairholme Fund and Fairholme Focused Income Fund, (c) Pershing Square Capital Management, L.P. on behalf of Pershing Square, L.P., Pershing Square II, L.P., Pershing Square International, Ltd. and Pershing Square International V, Ltd., and (d) Blackstone Real Estate Partners VI, L.P. have agreed to purchase shares of our common stock pursuant to certain investment agreements).

EXPLANATORY NOTE

The Howard Hughes Corporation (the “Company”) will be spun-off from General Growth Properties, Inc. (“GGP”) in connection with a plan of reorganization filed by GGP and certain of its subsidiaries under Chapter 11 of the U.S. Bankruptcy Code.  Pursuant to GGP’s plan of reorganization, each outstanding option to acquire shares of GGP stock will be converted into (a) an option to acquire the same number of shares of common stock of reorganized GGP, and (b) a separate option to acquire 0.098344 shares of Company common stock (the “Converted HHC Options”).  In connection with its spin-off from GGP, the Company will assume under its 2010 Equity Incentive Plan (the “Plan”) certain of the Converted HHC Options that will be held by two individuals who have served as directors and officers of the Company prior to its spin-off and who currently serve as directors and executive officers of GGP.

This registration statement relates solely to the Converted HHC Options that will be assumed by the Company under the Plan.  In accordance with the terms of the Plan, the assumption of these options will not reduce the maximum number of shares available for issuance under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of this Registration Statement is included in the Section 10(a) prospectus to be sent or given to participants in The Howard Hughes Corporation 2010 Equity Incentive Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with Rule 428 and the Note to Part I of Form S-8, the information is not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.            Incorporation of Documents by Reference.

The Howard Hughes Corporation (the “Company”) is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports and other information with the Commission.  The following documents, or portions thereof, filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference in this Registration Statement:

(a)      The Company’s Registration Statement on Form 10, as amended, filed with the Commission on November 4, 2010, File No. 001-34856; and

(b)      The description of the Company’s Common Stock included in the Company’s Registration Statement on Form 10, as amended, filed with the Commission on November 4, 2010, File No. 001-34856.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that (a) indicates that all securities offered under this Registration Statement have been sold, or (b) deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of any such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated or deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.  Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.            Description of Securities.

Not applicable.

Item 5.            Interests of Named Experts and Counsel.

The validity of the Common Stock to be registered hereby will be passed upon for the Company by Linda J. Wight, Vice President and Assistant Secretary of the Company and counsel to the Company. Ms. Wight is Vice President and Assistant Secretary of General Growth Properties, Inc. (“GGP”) and counsel to GGP.  GGP is currently the sole stockholder of the Company.  The Company will be separated from GGP as part of a spin-off transaction and, thereafter, GGP will have no ownership interest in the Company.

Item 6.            Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits the Company, in certain circumstances, to indemnify any present or former director, officer, employee or agent of the Company against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with a proceeding in which any such person was, is or is threatened to be, made a party by reason of holding such office or position.  Articles VII and VIII of our amended and restated certificate of incorporation and Article XIII of our amended and restated bylaws provide for indemnification of our directors and officers to the maximum extent permitted by Delaware law.  Our amended and restated certificate of incorporation provides that, subject to Delaware law, our directors will not be personally liable for monetary damages awarded as a result of a breach of their fiduciary duty owed to the Company and its stockholders.  This provision does not eliminate our directors’ fiduciary duty and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law.

In addition, we intend to enter into indemnification agreements with each of our directors and executive officers.  These agreements require, among other things, that we indemnify each of our directors and executive officers to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, court costs, judgments, fines and settlement amounts reasonably incurred by the director or officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.  We are also expressly authorized to carry directors’ and officers’ insurance to protect us, our directors, officers and certain employees against certain liabilities.

Item 7.            Exemption from Registration Claimed.

Not applicable.

Item 8.            Exhibits.

Exhibit No.	Description

5.1	Opinion of Linda J. Wight, Esq.

23.1	Consent of Linda J. Wight, Esq. (included in Exhibit 5.1 to this Registration Statement)

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of BKD, LLP

24.1	Power of Attorney (included on signature page hereto)

99.1	Form of The Howard Hughes Corporation 2010 Equity Incentive Plan

Item 9.            Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, on this fifth day of November, 2010.

THE HOWARD HUGHES CORPORATION

By:	/s/ David Arthur
David Arthur
Interim Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers hereby constitute and appoint David Arthur and Rael Diamond, and each of them, with full power to act and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments to this Registration Statement on Form S-8, including post-effective amendments to this Registration Statement on Form S-8, and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement on Form S-8 that are filed pursuant to the requirements of the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and hereby ratify and confirm that such attorneys-in-fact, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 5, 2010.

Signature	Title

/s/ David Arthur	Interim Chief Executive Officer
David Arthur	(Principal Executive Officer)

/s/ Rael Diamond	Interim Chief Financial Officer
Rael Diamond	(Principal Financial and Accounting Officer)

/s/ Adam Metz	Director
Adam Metz

/s/ Thomas Nolan, Jr.	Director
Thomas Nolan, Jr.

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Linda J. Wight, Esq.

23.1	Consent of Linda J. Wight, Esq. (included in Exhibit 5.1 to this Registration Statement)

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of BKD, LLP

24.1	Power of Attorney (included on signature page hereto)

99.1	Form of The Howard Hughes Corporation 2010 Equity Incentive Plan